Nevada Gold & Casinos, Inc. to Acquire Horizon Casino Hotel

HOUSTON, Nov. 13, 2007 (PRIME NEWSWIRE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that the Company has reached an agreement to acquire Horizon Casino Hotel in Vicksburg, Mississippi, for approximately $35 million. The Horizon Casino Hotel is owned by Columbia Properties Vicksburg, LLC, an affiliate of Tropicana Entertainment, LLC.

The Horizon Casino Hotel is a 297 foot-long, 36,000 square foot riverboat designed in the spirit of the traditional 1800s riverboats, historically found on the Mississippi River and includes a 117 room hotel. The casino provides approximately 700 slot and video poker machines. The casino also offers a variety of table games such as black jack, roulette, craps, and three card poker.

Robert Sturges, Chief Executive Officer of Nevada Gold, stated, "We are very excited about the acquisition of this property as it represents a further step in our business strategy to own and operate casinos. This is a uniquely positioned casino in downtown Vicksburg that we believe is well positioned in the market and can benefit from our senior management team's leadership."

Closing of the acquisition is subject to customary closing conditions, including licensing and necessary lease transfers, among other conditions.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseno Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for the Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1552

About Tropicana Entertainment

Tropicana Entertainment is an indirect subsidiary of Tropicana Casinos and Resorts, a privately held corporation that owns and operates 13 casinos and resorts in the United States and the Caribbean. The company is owned by William J. Yung III, whose ownership of gaming interests dates to 1990 when he purchased a small casino hotel in Lake Tahoe, Nevada. Since then, the company has acquired gaming assets in Louisiana, Mississippi and Nevada, capped by the 2007 purchase of Aztar Corporation and its widely known Tropicana brand with properties in Nevada, Indiana and New Jersey.

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200